Exhibit 10.1

MANAGEMENT AGREEMENT

by and between

JER INVESTORS TRUST INC.

and

JER COMMERCIAL DEBT ADVISORS LLC

Dated as of June 4 , 2004

MANAGEMENT AGREEMENT, dated as of June 4, 2004, by and between JER INVESTORS TRUST INC., a Maryland corporation (the “Company”), and JER COMMERCIAL DEBT ADVISORS LLC, a Delaware limited liability company (the “Manager”).

W I T N E S S E T H:

WHEREAS, the Company is a newly formed corporation which intends to invest primarily in a diversified portfolio of commercial mortgage backed securities and other related loans issued in connection with securitizations and expects to qualify for the tax benefits accorded by Sections 856 through 860 of the Internal Revenue Code of 1986, as amended (the “Code”); and

WHEREAS, the Company desires to retain the Manager to manage the business and investment affairs of the Company, subject to the direction and oversight of the Board of Directors (as defined below) and to perform certain services for the Company in the manner and on the terms set forth herein;

NOW THEREFORE, in consideration of the premises and agreements hereinafter set forth, the parties hereto hereby agree as follows:

Section 1. Definitions The following terms shall have the meanings set forth in this Section 1(a):

“Affiliate”: (i) any Person directly or indirectly controlling, controlled by, or under common control with such other Person, (ii) any officer or general partner of such other Person, and (iii) any legal entity for which such Person acts as an executive officer or general partner.

“Agreement”: this Management Agreement, as amended, supplemented or otherwise modified from time to time.

“Base Management Fee”: the base management fee, calculated and paid monthly in arrears, in an amount equal to one-twelfth of (i) 2.0% of the first $400 million of Equity, (ii) 1.5% of Equity in excess of $400 million and up to $800 million and (iii) 1.25% of Equity in excess of $800 million.

“Board of Directors”: the board of directors of the Company.

“Business Day”: any day except a Saturday, a Sunday or a day on which banking institutions in New York, New York are not required to be open.

“Change in Control of the Manager”: shall be deemed to have occurred: (a) if any Person, other than Joseph E. Robert, Jr. (or his estate, heirs, testamentary trusts, executor, administrator, committee or other personal representative) or any Affiliate of the Manager, the Company or J.E. Robert Company, Inc., becomes the beneficial owner, directly or indirectly, of securities of the Manager representing more than 50% of the aggregate voting power of all classes of the Manager’s then outstanding voting securities or (b) upon approval by all requisite parties of (i) a plan of merger, consolidation, share exchange or similar transaction between the Manager and an entity (other than an Affiliate of J.E. Robert Company, Inc. that executes this Agreement and agrees to bound by the provisions hereof), or (ii) a proposal with respect to the sale, lease, exchange or other disposal of all, or substantially all, of the Manager’s assets to an entity (other than an Affiliate of J.E. Robert Company, Inc. that executes this Agreement and agrees to be bound by the provisions hereof).

“Closing Date”: the date of closing of the Initial Private Offering.

“Common Stock”: the common stock, par value $0.01, of the Company.

“Conduit CMBS”: commercial mortgage backed securities and other related loans issued in connection with a Conduit Securitization.

“Conduit Securitization”: any transaction involving the issuance of commercial mortgage backed securities collateralized primarily by newly originated loans (i) issued for the purpose of securitizations, (ii) with fixed interest rates and maturities of 7 to 10 years and (iii) with loan-to-value ratios generally averaging approximately 75% and debt service coverage ratios generally averaging 1.25 based on net cash flow from the underlying real estate, all as reasonably determined by the Manager, acting in good faith.

“Equity”: for purposes of calculating the Base Management Fee, Equity equals the month-end value, computed in accordance with GAAP, of the Company’s stockholders’ equity, adjusted to exclude the effect of any unrealized gains, losses or other items that do not affect realized net income.

“Funds From Operations”: net income (computed in accordance with GAAP) excluding gains (or losses) from debt restructuring and sales of property, plus depreciation and amortization on real estate assets, and after adjustments for unconsolidated partnerships and joint ventures. For purposes of calculating the Incentive Fee, Funds From Operations may be adjusted by a unanimous vote of the Unaffiliated Directors to exclude special one time events such as changes in GAAP pronouncements or other significant non-cash items.

“GAAP”: means generally accepted accounting principles in effect in the U.S. on the date such principles are applied, consistently applied.

“Governing Instruments”: the articles of incorporation and bylaws in the case of a corporation, the partnership agreement in the case of a partnership or the certificate of formation and operating agreement in the case of a limited liability company.

“Incentive Fee”: an incentive management fee payable each fiscal quarter in an amount, not less than zero, equal to the product of: (i) 25% of the dollar amount by which (a) Funds From Operations of the Company for such quarter per share of Common Stock (based on the weighted average number of shares outstanding for such quarter) exceed (b) an amount equal to (1) the weighted average of the price per share of Common Stock issued in the Initial Private Offering and the prices per share of Common Stock issued in any subsequent offerings by the Company multiplied by (2) the greater of (A) 2.25% and (B) .875% plus one fourth of the Ten-Year U.S. Treasury Rate for such quarter, multiplied by (ii) the weighted average number of shares of Common Stock outstanding during such quarter.

“Initial Private Offering”: the sale by the Company to Friedman, Billings, Ramsey & Co., Inc., as initial purchaser and placement agent, on June 4, 2004, of up to 11,500,000 shares of common stock in transactions exempt from registration under the Securities Act of 1933, as amended.

“JER”: J.E. Robert Company, Inc., the parent of the Manager.

“Other Services”: services provided by the Manager or its Affiliates to the Company, including (i) due diligence and acquisition related services on assets acquired or considered for acquisition by the Company and (ii) legal, accounting, leasing, development, financial advisory, information and technology, administration, human resources, appraisal, environmental, structural or asset management services, loan servicing, master or special servicing, property management services or securitization services with respect to assets acquired by the Company, in each case subject to the direction and oversight of the Board of Directors.

“Person”: any natural person, corporation, partnership, association, limited liability company or any other legal entity.

“Subsidiary”: any subsidiary of the Company and any partnership, the general partner of which is the Company or any subsidiary of the Company.

“Ten Year U.S. Treasury Rate”: the arithmetic average of the weekly average yield to maturity for actively traded current coupon U.S. Treasury fixed interest rate securities (adjusted to constant maturities of ten years) published by the Federal Reserve Board during a quarter, or, if such rate is not published by the Federal Reserve Board, any Federal Reserve Bank or agency or department of the federal government selected by the Company. If the Company determines in good faith that the Ten Year U.S. Treasury Rate cannot be calculated as provided above, then the rate shall be the arithmetic average of the per annum average yields to maturities, based upon closing asked prices on each Business Day during a quarter, for each actively traded marketable U.S. Treasury fixed interest rate security with a final maturity date not less than eight nor more than twelve years from the date of the closing asked prices as chosen and quoted for each Business Day in each such quarter in New York City by at least three recognized dealers in U.S. government securities selected by the Company.

“Termination Fee”: a termination fee equal to four times the sum of the Base Management Fee and the Incentive Fee in the 12 months preceding the date of termination, calculated as of the end of the last fiscal quarter prior to the date of termination.

“Unaffiliated Director”: a member of the Board of Directors who is not an Affiliate of the Manager.

(a) As used herein, accounting terms relating to the Company and its Subsidiaries not defined in Section 1(a) and accounting terms partly defined in Section 1(a), to the extent not defined, shall have the respective meanings given to them under United States generally accepted accounting principles.

(b) The words “hereof”, “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement, and Section references are to this Agreement unless otherwise specified.

(c) The meanings given to terms defined herein shall be equally applicable to both the singular and plural forms of such terms. The words include, includes and including shall be deemed to be followed by the phrase “without limitation”.

Section 2. Appointment and Duties of the Manager The Company hereby appoints the Manager to manage the assets of the Company subject to the further terms and conditions set forth in this Agreement and the Manager hereby agrees to use its commercially reasonable efforts to perform each of the duties set forth herein.

(b) The Manager at all times will be subject to the supervision and direction of the Board of Directors and will have only such functions and authority as the Company may delegate to it. The Manager will be responsible for providing the following investment advisory services relating to the assets and operations of the Company as may be appropriate:

(i) serving as the Company’s consultant with respect to the formulation of investment criteria and preparation of policy guidelines for approval by the Board of Directors;

(ii) counseling the Company in connection with policy decisions to be made by the Board of Directors;

(iii) investigating, analyzing and selecting potential investment opportunities for the Company;

(iv) serving as the Company’s consultant with respect to the evaluation, purchase, origination, negotiation, structuring, monitoring, and disposition of investments by the Company, including the accumulation of assets for securitization;

(v) serving as the Company’s consultant with respect to decisions regarding any financings, securitizations, hedging activities or borrowings undertaken by the Company or its Subsidiaries;

(vi) serving as the Company’s consultant with respect to arranging for the issuance of mortgage backed securities from pools of mortgage loans or mortgage backed securities owned by the Company;

(vii) making available to the Company its knowledge and experience with respect to real estate, real estate related assets and real estate operating companies;

(viii) coordinating and supervising, on behalf of the Company and at the Company’s expense, independent contractors which provide real estate brokerage, legal, accounting, transfer agent, registrar and leasing services, master servicing, special servicing, mortgage brokerage, securities brokerage, banking, investment banking and other financial services and such other services as may be required relating to the investments or potential investments of the Company;

(ix) coordinating and supervising, on behalf of the Company and at the Company’s expense, other service providers to the Company; and

(x) providing certain general management services to the Company relating to the day-to-day operations and administration of the Company (including, e.g., communicating with the holders of the equity and debt securities of the Company as required to satisfy the reporting and other requirements of any governing bodies or agencies and to maintain effective relations with such holders, causing the Company to qualify to do business in all applicable jurisdictions, complying with all regulatory requirements applicable to the Company in respect of its business activities, including preparing all financial statements required under applicable regulations and contractual undertakings and all reports and documents, if any, required under the Securities Exchange Act of 1934, as amended, and causing the Company to comply with all applicable laws).

Section 3. Additional Activities of the Manager (a) Except as provided in the last sentence of this Section 3(a) and subject to the provisions of the JER Conflicts of Interests Policy (attached hereto as Exhibit B), as the same may be amended from time to time in the sole discretion of JER, nothing in this Agreement shall (i) prevent the Manager or any of its Affiliates, officers, directors or employees, from engaging in other businesses or from rendering services of any kind to any other Person or entity, including, without limitation, investing in, or rendering advisory services to others investing in, any type of Conduit CMBS or other mortgage loans (including, without limitation, investments that meet the principal investment objectives of the Company), whether or not the investment objectives or policies of any such other Person or entity are similar to those of the Company or (ii) in any way bind or restrict the Manager or any of its Affiliates, officers, directors or employees from buying, selling or trading any securities or commodities for their own accounts or for the account of others for whom the Manager or any of its Affiliates, officers, directors or employees may be acting. While information and recommendations supplied to the Company shall, in the Manager’s reasonable and good faith judgment, be appropriate under the circumstances and in light of the investment objectives and policies of the Company, they may be different from the information and recommendations supplied by the Manager or any Affiliate of the Manager to other investment companies, funds and advisory accounts. The Company shall be entitled to equitable treatment under the circumstances in receiving information, recommendations and any other services, but the Company recognizes that it is not entitled to receive preferential treatment as compared with the treatment given by the Manager or any Affiliate of the Manager to any investment company, fund or advisory account other than any fund or advisory account which contains only funds invested by the Manager, its Affiliates (and not any funds of any of their clients or customers) or their officers and directors. Notwithstanding anything to the contrary in this Section 3(a), the Manager hereby agrees that neither the Manager nor any entity controlled by the Manager shall raise, sponsor or advise any new investment fund, company or vehicle (including any REIT) that invests primarily in Conduit CMBS and other related loan products in the United States. The Company shall have the benefit of the Manager’s best judgment and effort in rendering services hereunder and, in furtherance of the foregoing, the Manager shall not undertake activities that, in its good faith judgment, will adversely affect the performance of its obligations under this Agreement.

(b) Directors, officers, employees and agents of the Manager or Affiliates of the Manager may serve as directors, officers, employees, agents, nominees or signatories for the Company or any Subsidiary, to the extent permitted by their Governing Instruments, as from time to time amended, or by any resolutions duly adopted by the Board of Directors pursuant to the Company’s Governing Instruments. When executing documents or otherwise acting in such capacities for the Company, such Persons shall use their respective titles in the Company.

(c) The Manager is authorized, for and on behalf, and at the sole cost and expense of the Company, to employ such securities dealers for the purchase and sale of investment assets of the Company as may, in the good faith judgment of the Manager, be necessary to obtain the best commercially available net results for the Company taking into account such factors as the policies of the Company, price, dealer spread, the size, type and difficulty of the transaction involved, the firm’s general execution and operational facilities and the firm’s risk in positioning the securities involved. Consistent with this policy, the Manager is authorized to direct the execution of the Company’s portfolio transactions to dealers and brokers furnishing statistical information or research deemed by the Manager to be useful or valuable to the performance of its investment advisory functions for the Company.

(d) The Company (including the Board of Directors) agrees to take all actions reasonably required to permit and enable the Manager to carry out its duties and obligations under this Agreement, including, without limitation, all steps reasonably necessary to allow the Manager to file any registration statement on behalf of the Company in a timely manner. The Company further agrees to use commercially reasonable efforts to make available to the Manager all resources, information and materials reasonably requested by the Manager to enable the Manager to satisfy its obligations hereunder, including its obligations to deliver financial statements and any other information or reports with respect to the Company. If the Manager is not able to provide a service, or in the reasonable judgment of the Manager it is not prudent to provide a service, without the approval of the Board of Directors or the Unaffiliated Directors, as applicable, then the Manager shall be excused from providing such service (and shall not be in breach of this Agreement) until the applicable approval has been obtained.

Section 4. Bank Accounts At the direction of the Board of Directors, the Manager may establish and maintain one or more bank accounts in the name of the Company or any Subsidiary, and may collect and deposit into any such account or accounts, and disburse funds from any such account or accounts, under such terms and conditions as the Board of Directors may approve; and the Manager shall from time to time render appropriate accountings of such collections and payments to the Board of Directors and, upon request, to the auditors of the Company or any Subsidiary.

Section 5. Records; Confidentiality The Manager shall maintain appropriate books of accounts and records relating to services performed hereunder, and such books of account and records shall be accessible for inspection by representatives of the Company or any Subsidiary at any time during normal business hours. The Manager shall keep confidential any and all non-public information, written or oral, obtained by it in connection with the services rendered hereunder (“Confidential Information”) and shall not disclose Confidential Information, in whole or in part, to any Person other than to its Affiliates, officers, directors, employees, agents or representatives (collectively, “Representatives”) who need to know such Confidential Information for the purpose of rendering services hereunder or with the consent of the Company. The Manager agrees to inform each of its Representatives of the non-public nature of the Confidential Information and to direct such Persons to treat such Confidential Information in accordance with the terms hereof. Nothing herein shall prevent the Manager from disclosing Confidential Information (i) upon the order of any court or administrative agency, (ii) upon the request or demand of, or pursuant to any law or regulation, any regulatory agency or authority, (iii) to the extent reasonably required in connection with the exercise of any remedy hereunder, or (iv) to its legal counsel or independent auditors; provided, however that with respect to clauses (i) and (ii), it is agreed that the Manager will provide the Company with prompt written notice of such order, request or demand so that the Company may seek an appropriate protective order and/or waive the Manager’s compliance with the provisions of this Agreement. If, failing the entry of a protective order or the receipt of a waiver hereunder, the Manager is, in the opinion of counsel, required to disclose Confidential Information, the Manager may disclose only that portion of such information that its counsel advises is legally required without liability hereunder; provided, that the Manager agrees to exercise its best efforts to obtain reliable assurance that confidential treatment will be accorded such information. Notwithstanding anything herein to the contrary, each of the following shall be deemed to be excluded from provisions hereof: any Confidential Information that (A) is available to the public from a source other than the Manager, (B) is released in writing by the Company to the public or to persons who are not under similar obligation of confidentiality to the Company, or (C) is obtained by the Manager from a third-party without breach by such third-party of an obligation of confidence with respect to the Confidential Information disclosed.

Section 6. Obligations of the Manager The Manager shall take such action as it deems necessary or appropriate with regard to the protection of the Company’s investments. The Manager agrees to act in accordance with the terms of the Company’s guidelines (the “Guidelines”), a copy of which is attached hereto as Exhibit A. The Manager acknowledges that the Company intends to conduct its operations so as not to become regulated as an investment company under the Investment Company Act of 1940, as amended (the “Investment Company Act”) and agrees to use commercially reasonable efforts to cooperate with its efforts to conduct its operations so as not to become regulated as an investment company under the Investment Company Act. The Manager acknowledges that the Company intends to elect to be taxed as a real estate investment trust (a “REIT”) and agrees to use commercially reasonable efforts to cooperate with its efforts to conduct its operations to qualify as a REIT. The Manager shall refrain from any action that, in its sole judgment made in good faith, would adversely affect the status of the Company as an entity that is not regulated as an investment company under the Investment Company Act, would adversely affect the status of the Company as a REIT or that, in its sole judgment made in good faith, would violate any law, rule or regulation of any governmental body or agency having jurisdiction over the Company or any Subsidiary or that would otherwise not be permitted by the Company’s or a Subsidiary’s Governing Instruments. If the Manager is ordered to take any action by the Board of Directors, the Manager shall promptly notify the Board of Directors if it is the Manager’s judgment that such action would adversely affect such status or violate any such law, rule or regulation or the Governing Instruments. Notwithstanding the foregoing, the Manager, its directors, officers, stockholders and employees shall not be liable to the Company, any Subsidiary, the Unaffiliated Directors, or the Company’s or a Subsidiary’s stockholders or partners for any act or omission by the Manager, its directors, officers, stockholders or employees except as provided in Section 9 of this Agreement.

(b) The Manager shall not (i) consummate any transaction that would involve the acquisition by the Company of an asset in which the Manager or any of its Affiliates has an ownership interest, or the sale by the Company of an asset to the Manager or any of its Affiliates, or (ii) under circumstances where the Manager is subject to an actual or potential conflict of interest because it manages both the Company and another Person with which the Company has a contractual relationship, take any action constituting the granting to such Person of a waiver, forbearance or other relief, or the enforcement against such Person of remedies, under or with respect to the applicable contract, unless such transaction or action, as the case may be, is approved by all of the Unaffiliated Directors.

(c) Except with respect to allocations of investments made pursuant to the Conflicts Policy in effect with respect to the Company and JER Fund III or other Affiliates of the Company, the Company shall not otherwise invest in joint ventures with the Manager or any of its Affiliates, unless (i) such investment is made in accordance with the Guidelines and (ii) such investment is approved by all of the Unaffiliated Directors.

(d) The Manager shall at all times maintain a tangible net worth equal to or greater than $250,000. In addition, the Manager shall maintain “errors and omissions” insurance coverage and other insurance coverage that is customarily carried by property and asset and investment managers performing functions similar to those provided by the Manager under this Agreement with respect to assets similar to assets of the Company, in an amount that is comparable to that customarily maintained by other managers or servicers of similar assets.

Section 7. Compensation (a) For the services rendered under this Agreement, the Company shall pay to the Manager the Base Management Fee and the Incentive Fee.

(b) The parties acknowledge that the Base Management Fee is intended to compensate the Manager for the costs and expenses of its executive officers and employees and any related overhead incurred in providing to the Company the investment advisory services and certain general management services rendered under this Agreement.

(c) The Manager will not receive any compensation for the period prior to the Closing Date other than expenses incurred and reimbursed pursuant to the provisions of Section 8 hereunder.

(d) The Base Management Fee shall be payable in arrears in cash, in monthly installments, and the Manager shall calculate each installment thereof, and deliver such calculation to the Board of Directors, within fifteen (15) days following the last day of each calendar month. The Company shall pay the Manager each installment of the Base Management Fee (each, a “Management Fee Payment”) within twenty (20) days following the last day of the calendar month with respect to which such Management Fee Payment is payable.

(e) The Manager shall compute each installment of the Incentive Fee within 15 days after the end of the calendar quarter with respect to which such installment is payable. A copy of the computations made by the Manager to calculate such installment shall thereafter promptly be delivered to the Board of Directors and, upon such delivery, payment of such installment of the Incentive Fee shown therein shall be due and payable no later than the earlier to occur of (i) the date which is 20 days after the end of the calendar quarter with respect to which such installment is payable and (ii) the date which is two (2) business days after the date of delivery to the Board of Directors of such computations.

Section 8. Expenses of the Company; Other Services (a) The Manager shall be responsible for employment expenses of the JER employees dedicated to the Manager (including the officers of the Company which are also JER employees dedicated to the Manager), including, without limitation, salaries, wages, payroll taxes and the cost of employee benefit plans of such personnel.

(b) The Company shall pay all of the costs and expenses of the Company, excepting only those expenses that are specifically the responsibility of the Manager pursuant to Section 8(a) of this Agreement. Without limiting the generality of the foregoing, it is specifically agreed that the following costs and expenses of the Company or any Subsidiary shall be paid by the Company and shall not be paid by the Manager and/or the Affiliates of the Manager:

(i) all costs and expenses associated with the formation and capital raising activities of the Company and its subsidiaries, including, without limitation, the costs and expenses of any 144A transaction or private placement by the Company, the preparation of the Company’s registration statements, any and all costs and expenses of an initial public offering of the Company, any subsequent offerings and any filing fees and costs of being a public company, including, without limitation, filings with the Securities and Exchange Commission, the National Association of Securities Dealers, Inc. and the New York Stock Exchange, Inc. (and any other exchange or over-the-counter market), among other such entities;

(ii) all costs and expenses in connection with the acquisition, disposition, development, protection, maintenance, financing, hedging, administration and ownership of the Company’s or any Subsidiary’s investment assets, including, without limitation, costs and expenses incurred in contracting with third parties, including Affiliates of the Manager, to provide such services, such as legal fees, accounting fees, consulting fees, trustee fees, appraisal fees, insurance premiums, commitment fees, brokerage fees, guaranty fees, ad valorem taxes, costs of foreclosure, maintenance, repair and improvement of property and premiums for insurance on property owned by the Company or any Subsidiary;

(iii) all legal, audit, accounting, underwriting, brokerage, listing, filing, custodian, rating agency, registration and other fees and charges, printing, engraving, clerical, personnel and other expenses and taxes incurred in connection with the issuance, distribution, transfer, registration and stock exchange listing of the Company’s or any Subsidiary’s equity securities or debt securities;

(iv) all costs and expenses in connection with legal, accounting, due diligence, asset management, securitization, property management, leasing tasks and other services performed by the Manager’s employees or Affiliates that outside professionals or outside consultants otherwise would perform;

(v) all expenses of third parties relating to communications to holders of equity securities or debt securities issued by the Company or any Subsidiary and the other bookkeeping and clerical work necessary in maintaining relations with holders of such securities and in complying with the continuous reporting and other requirements of governmental bodies or agencies, including any costs of computer services in connection with this function, the cost of printing and mailing certificates for such securities and proxy solicitation materials and reports to holders of the Company’s or any Subsidiary’s securities and reports to third parties required under any indenture to which the Company or any Subsidiary is a party;

(vi) all costs and expenses of money borrowed by the Company or its Subsidiaries, including, without limitation, principal, interest and the costs associated with the establishment and maintenance of any credit facilities, warehouse loans and other indebtedness of the Company and its Subsidiaries (including commitment fees, legal fees, closing and other costs);

(vii) all taxes and license fees applicable to the Company or any Subsidiary, including interest and penalties thereon;

(viii) all fees paid to and expenses of third-party advisors and independent contractors, consultants, managers and other agents engaged by the Company or any Subsidiary or by the Manager for the account of the Company or any Subsidiary and all employment expenses of the personnel employed by the Company or any Subsidiary (excluding any personnel which are also employed by the Manager), including, without limitation, the salaries, wages, equity based compensation of such personnel, payroll taxes and the incremental cost for administering employee benefit plans of the Manager which are used by such personnel;

(ix) all insurance costs incurred by the Company or any Subsidiary, including, without limitation, any costs to obtain liability or other insurance to indemnify the Manager and underwriters of any securities of the Company;

(x) all costs and expenses relating to the acquisition of, and maintenance and upgrades to, the Company’s portfolio accounting systems;

(xi) all compensation and fees paid to directors of the Company or any Subsidiary (excluding those directors who are also employees of the Manager), all expenses of directors of the Company or any Subsidiary (including those directors who are also employees of the Manager), the cost of directors and officers liability insurance and premiums for errors and omissions insurance, and any other insurance deemed necessary or advisable by the Board of Directors for the benefit of the Company and its directors and officers (including those directors who are also employees of the Manager);

(xii) all third-party legal, accounting and auditing fees and expenses and other similar services relating to the Company’s or any Subsidiary’s operations (including, without limitation, all quarterly and annual audit or tax fees and expenses);

(xiii) all legal, expert and other fees and expenses relating to any actions, proceedings, lawsuits, demands, causes of action and claims, whether actual or threatened, made by or against the Company, or which the Company is authorized or obligated to pay under applicable law or its Governing Instruments or by the Board of Directors;

(xiv) any judgment or settlement of pending or threatened proceedings (whether civil, criminal or otherwise) against the Company or any Subsidiary, or against any trustee, director or officer of the Company or any Subsidiary in his capacity as such for which the Company or any Subsidiary is required to indemnify such trustee, director or officer by any court or governmental agency, or settlement of pending or threatened proceedings;

(xv) all travel and related expenses of directors, officers and employees of the Company and the Manager, incurred in connection with attending meetings of the Board of Directors or holders of securities of the Company or any Subsidiary or performing other business activities that relate to the Company or any Subsidiary, including, without limitations, travel and expenses incurred in connection with the purchase, consideration for purchase, financing, refinancing, sale or other disposition of any investment or potential investment of the Company; provided, however, that the Company shall only be responsible for a proportionate share of such expenses, as determined by the Manager in good faith, where such expenses were not incurred solely for the benefit of the Company;

(xvi) all expenses of organizing, modifying or dissolving the Company or any Subsidiary and costs preparatory to entering into a business or activity, or of winding up or disposing of a business activity of the Company or its Subsidiaries;

(xvii) all expenses relating to payments of dividends or interest or distributions in cash or any other form made or caused to be made by the Board of Directors to or on account of holders of the securities of the Company or any Subsidiary, including, without limitation, in connection with any dividend reinvestment plan;

(xviii) all expenses relating to any office or office facilities maintained by the Company or any Subsidiary, exclusive of the main office of the Manager, including, without limitation, rent, telephone, utilities, office furniture, equipment, machinery and other office expenses for any persons employed by the Company;

(xix) all costs and expenses related to the design and maintenance of the Company’s web site or sites and associated with any computer software or hardware that is used primarily for the Company;

(xx) all other expenses actually incurred by the Manager or its Affiliates or their respective officers, employees, representatives or agents, or any Affiliates thereof, which are reasonably necessary for the performance by the Manager of its duties and functions under this Agreement (including, without limitation, any fees or expenses relating to the Company’s compliance with all governmental and regulatory matters);

(xxi) the Company’s pro rata portion of rent, telephone, utilities, office furniture, equipment, machinery and other office, internal and overhead expenses of the Manager and its Affiliates required for the Company’s operations, which for the first twelve (12) months from the date hereof shall not exceed $1.2 million; and

(xxii) all other expenses of the Company or any Subsidiary that are not the responsibility of the Manager under Section 8(a) of this Agreement.

(c) The Company may engage the Manager or its Affiliates to provide the Other Services. The Manager or its Affiliates shall be paid or reimbursed for the costs of providing the Other Services; provided that such costs and reimbursements are at costs no greater than would be paid to outside professionals, consultants or other third parties on an arm’s length basis. Such arrangements may also be made using an income sharing arrangement such as a joint venture. Payment or reimbursement in connection with the provision of Other Services by the Manager or its Affiliates to the Company shall generally be payable monthly within 10 days after receipt of a statement prepared by the Manager documenting the payments, costs and reimbursements.

(d) Costs and expenses incurred by the Manager on behalf of the Company shall be reimbursed monthly to the Manager. The Manager shall prepare a written statement in reasonable detail documenting the costs and expenses of the Company and those incurred by the Manager on behalf of the Company during each month, and shall deliver such written statement to the Company, with a copy to the Board of Directors of the Company, within thirty (30) days after the end of each month. The Company shall pay all amounts payable to the Manager pursuant to this Section 8(d) within three (3) business days after the receipt of the written statement without demand, deduction, offset or delay. Cost and expense reimbursement to the Manager shall be subject to adjustment at the end of each calendar year in connection with the annual audit of the Company.

Section 9. Limits of the Manager’s Responsibility The Manager assumes no responsibility under this Agreement other than to render the services called for hereunder in good faith and shall not be responsible for any action of the Board of Directors in following or declining to follow any advice or recommendations of the Manager, including as set forth in Section 6 of this Agreement. The Manager and its Affiliates, and the directors, officers, employees and stockholders of the Manager and its Affiliates will not be liable to the Company, any Subsidiary, the Unaffiliated Directors, the Company’s stockholders or any Subsidiary’s stockholders for any acts or omissions performed in accordance with and pursuant to this

Agreement, except by reason of acts constituting bad faith, willful misconduct, gross negligence or reckless disregard of their duties under this Agreement. The Company or a Subsidiary shall reimburse, indemnify and hold harmless the Manager, its Affiliates, and the directors, officers, employees and stockholders of the Manager and its Affiliates of and from any and all expenses, losses, damages, liabilities, demands, charges and claims of any nature whatsoever, (including reasonable attorneys’ fees) (collectively “Losses”) in respect of or arising from any acts or omissions of the Manager, its Affiliates, and the directors, officers, employees and stockholders of the Manager and its Affiliates performed in good faith under this Agreement and not constituting bad faith, willful misconduct, gross negligence or reckless disregard of its duties.

(b) The Manager shall reimburse, indemnify and hold harmless the Company, its Affiliates, and the directors, officers, employees and stockholders of the Company and its Affiliates, of and from any and all Losses in respect of or arising from the Manager’s bad faith, willful misconduct, gross negligence or reckless disregard for its duties under this Agreement.

Section 10. No Joint Venture The Company and the Manager are not partners or joint venturers with each other and nothing herein shall be construed to make them such partners or joint venturers or impose any liability as such on either of them.

Section 11. Term; Termination Without Cause; Unfair Compensation (a) Initial Term. This Agreement shall become effective on the Closing Date and shall continue in operation, unless terminated in accordance with the terms hereof, until the second anniversary of the Closing Date (the “Initial Term”).

(b) Automatic Renewal Terms. After the Initial Term, this Agreement shall be deemed renewed automatically each year for an additional one-year period (an “Automatic Renewal Term”) unless the Company or the Manager terminates the Agreement in accordance with Section 11(c) of this Agreement.

(c) Termination or Nonrenewal of the Manager Without Cause. Notwithstanding any other provision of this Agreement to the contrary, after the expiration of the Initial Term and upon 180 days’ prior written notice to the Manager (the “Company Termination Notice”), the Company may, without cause, (i) terminate this Agreement or (ii) in connection with the expiration of the Initial Term or any Automatic Renewal Term, decline to renew this Agreement (any such termination or nonrenewal, a “Termination Without Cause”); provided that the Company shall be obligated to pay the Manager the Termination Fee within 90 days of a Termination Without Cause. In the Company Termination Notice, the Company shall specify the date, not less than 180 days from the date of the Company Termination Notice, on which this Agreement shall terminate (the “Effective Termination Date”). In the event of a Termination Without Cause, such termination or nonrenewal shall be without any further liability or obligation of either party to the other, except as provided in Section 14 of this Agreement.

(d) Unfair Manager Compensation. The Company may terminate this Agreement or in connection with the expiration of the Initial Term or any Automatic Renewal Term decline to renew this Agreement for any reason in accordance with the terms and provisions of Section 11(c). If such reason arises from a decision made by a majority vote of the Unaffiliated Directors that the Base Management Fee payable to the Manager is unfair, the

Company shall not have the foregoing termination right in the event the Manager agrees to continue to perform its duties hereunder at a fee that the Unaffiliated Directors determine to be fair; provided, however, the Manager shall have the right to renegotiate the Management Fee by delivering to the Company, not less than 120 days prior to the pending Effective Termination Date, written notice (a “Notice of Proposal to Negotiate”) of its intention to renegotiate the Base Management Fee. Thereupon, the Company and the Manager shall endeavor to negotiate the Base Management Fee in good faith. Provided that the Company and the Manager agree to a revised Base Management Fee (or other compensation structure) within sixty (60) days following the Company’s receipt of the Notice of Proposal to Negotiate, the Company Termination Notice shall be deemed of no force and effect, and this Agreement shall continue in full force and effect on the terms stated herein, except that the Base Management Fee (or other compensation structure) shall be the revised Base Management Fee (or other compensation structure) then agreed upon by the Company and the Manager. The Company and the Manager agree to execute and deliver an amendment to this Agreement setting forth such revised Base Management Fee (or other compensation structure) promptly upon reaching an agreement regarding same. In the event that the Company and the Manager are unable to agree to a revised Base Management Fee (or other compensation structure) during such sixty (60) day period, this Agreement shall terminate on the Effective Termination Date. The Company’s obligation to pay the Termination Fee set forth in Section 11(c) shall survive the termination of this Agreement.

Section 12. Assignments This Agreement may not be assigned (within the meaning of the Investment Advisers Act of 1940, as amended, and the rules and regulations thereunder) by either party hereto, in whole or in part, and shall terminate automatically (without the payment of the Termination Fee if the termination is the result of an assignment by the Manager) in the event of any such assignment, unless such assignment is consented to in writing by the other party; provided, however, that the Manager may delegate to one or more of its Affiliates performance of any of its responsibilities hereunder so long as it remains liable for any such Affiliate’s performance.

Section 13. Termination of the Manager for Cause At the option of the Company and at any time during the term of this Agreement, this Agreement shall be and become terminated upon 60 days’ written notice of termination from the Board of Directors to the Manager, without payment of the Termination Fee, if any of the following events shall occur:

(i) the Manager shall commit a material breach of any provision of this Agreement (including the failure of the Manager to use reasonable efforts to comply with the Company’s investment policy and guidelines), which such material breach continues uncured for a period of 60 days after written notice of such breach;

(ii) the Manager shall commit any act of fraud, misappropriation of funds, or embezzlement against the Company in its corporate capacity (as distinguished from the acts of any employees of the Manager which are taken without the complicity of the board of directors or executive officers of the Manager) or shall be grossly negligent in the performance of its duties under this Agreement;

(iii) (A) the Manager shall commence any case, proceeding or other action (1) under any existing or future law of any jurisdiction, domestic or foreign, relating to bankruptcy, insolvency, reorganization or relief of debtors, seeking to have an order for relief entered with respect to it, or seeking to adjudicate it a bankrupt or insolvent, or seeking reorganization, arrangement, adjustment, winding-up, liquidation, dissolution, composition or other relief with respect to it or its debts, or (2) seeking appointment of a receiver, trustee, custodian, conservator or other similar official for it or for all or any substantial part of its assets, or the Manager shall make a general assignment for the benefit of its creditors; or (B) there shall be commenced against the Manager any case, proceeding or other action of a nature referred to in clause (A) above which (1) results in the entry of an order for relief or any such adjudication or appointment or (2) remains undismissed, undischarged or unbonded for a period of 90 days; or (C) the Manager shall take any action in furtherance of, or indicating its consent to, approval of, or acquiescence in, any of the acts set forth in clause (A) or (B) above; or (D) the Manager shall generally not, or shall be unable to, or shall admit in writing its inability to, pay its debts as they become due; or

(iv) upon a Change of Control in the Manager.

If any of the events specified in the preceding clause (ii) shall occur, the Manager shall give prompt written notice thereof to the Board of Directors.

Section 14. Action Upon Termination From and after the effective date of termination of this Agreement pursuant to Sections 11, 12, or 13 of this Agreement, the Manager shall not be entitled to compensation for further services hereunder, but shall be paid all compensation accruing to the date of termination and, if terminated or not renewed, pursuant to Section 11, the Termination Fee. Upon any such termination, the Manager shall forthwith:

(a) after deducting any accrued compensation and reimbursement for its expenses to which it is then entitled, pay over to the Company or a Subsidiary all money collected and held for the account of the Company or a Subsidiary pursuant to this Agreement;

(b) deliver to the Board of Directors a full accounting, including a statement showing all payments collected by it and a statement of all money held by it, covering the period following the date of the last accounting furnished to the Board of Directors with respect to the Company and any Subsidiaries; and

(c) deliver to the Board of Directors all property and documents of the Company and any Subsidiaries then in the custody of the Manager.

Section 15. Release of Money or Other Property Upon Written Request The Manager agrees that any money or other property of the Company (which such term, for the purposes of this Section, shall be deemed to include any and all of its Subsidiaries) held by the Manager shall be held by the Manager as custodian for the Company, and the Manager’s records shall be appropriately and clearly marked to reflect the ownership of such money or other property by the Company. Upon the receipt by the Manager of a written request signed by a duly authorized officer of the Company requesting the Manager to release to the Company any money or other property then held by the Manager for the account of the Company under this Agreement, the Manager shall release such money or other property to the Company within a reasonable period of time, but in no event later than 60 days following such request. The Manager shall not be liable to the Company, the Unaffiliated Directors, or the Company’s or any Subsidiary’s stockholders or partners for any acts or omissions by the Company in connection with the money or other property released to the Company in accordance with this Section. The Company shall indemnify the Manager, its directors, officers, stockholders, employees and agents against any and all expenses, losses, damages, liabilities, demands, charges and claims of any nature whatsoever, which arise in connection with the Manager’s release of such money or other property to the Company in accordance with the terms of this Section 19. Indemnification pursuant to this provision shall be in addition to any right of the Manager to indemnification under Section 11 of this Agreement.

Section 16. Representations and Warranties (a) The Company hereby represents and warrants to the Manager as follows:

(i) The Company is duly organized, validly existing and in good standing under the laws of Delaware, has the corporate power and authority and the legal right to own and operate its assets, to lease the property it operates as lessee and to conduct the business in which it is now engaged and is duly qualified as a foreign corporation and in good standing under the laws of each jurisdiction where its ownership or lease of property or the conduct of its business requires such qualification, except for failures to be so qualified, authorized or licensed that could not in the aggregate have a material adverse effect on the business operations, assets or financial condition of the Company and its Subsidiaries, taken as a whole.

(ii) The Company has the corporate power and authority and the legal right to make, deliver and perform this Agreement and all obligations required hereunder and has taken all necessary corporate action to authorize this Agreement on the terms and conditions hereof and the execution, delivery and performance of this Agreement and all obligations required hereunder. No consent of any other Person, including stockholders and creditors of the Company, and no license, permit, approval or authorization of, exemption by, notice or report to, or registration, filing or declaration with, any governmental authority is required by the Company in connection with this Agreement or the execution, delivery, performance, validity or enforceability of this Agreement and all obligations required hereunder. This Agreement has been, and each instrument or document required hereunder will be, executed and delivered by a duly authorized officer of the Company, and this Agreement constitutes, and each instrument or document required hereunder when executed and delivered hereunder will constitute, the legally valid and binding obligation of the Company enforceable against the Company in accordance with its terms.

(iii) The execution, delivery and performance of this Agreement and the documents or instruments required hereunder will not violate any provision of any existing law or regulation binding on the Company, or any order, judgment, award or decree of any court, arbitrator or governmental authority binding on the Company, or the

Governing Instruments of, or any securities issued by the Company or of any mortgage, indenture, lease, contract or other agreement, instrument or undertaking to which the Company is a party or by which the Company or any of its assets may be bound, the violation of which would have a material adverse effect on the business operations, assets or financial condition of the Company and its Subsidiaries taken as a whole, and will not result in, or require, the creation or imposition of any lien or any of its property, assets or revenues pursuant to the provisions of any such mortgage, indenture, lease, contract or other agreement, instrument or undertaking.

(b) The Manager hereby represents and warrants to the Company as follows:

(i) The Manager is duly organized, validly existing and in good standing under the laws of Delaware, has the limited liability company power and authority and the legal right to own and operate its assets, to lease the property it operates as lessee and to conduct the business in which it is now engaged and is duly qualified as a foreign limited liability company and in good standing under the laws of each jurisdiction where its ownership or lease of property or the conduct of its business requires such qualification, except for failures to be so qualified, authorized or licensed that could not in the aggregate have a material adverse effect on the business operations, assets or financial condition of the Manager and its Subsidiaries, taken as a whole.

(ii) The Manager has the limited liability company power and authority and the legal right to make, deliver and perform this Agreement and all obligations required hereunder and has taken all necessary limited liability company action to authorize this Agreement on the terms and conditions hereof and the execution, delivery and performance of this Agreement and all obligations required hereunder. No consent of any other Person, including members and creditors of the Manager, and no license, permit, approval or authorization of, exemption by, notice or report to, or registration, filing or declaration with, any governmental authority is required by the Manager in connection with this Agreement or the execution, delivery, performance, validity or enforceability of this Agreement and all obligations required hereunder. This Agreement has been, and each instrument or document required hereunder will be, executed and delivered by a duly authorized officer of the Manager, and this Agreement constitutes, and each instrument or document required hereunder when executed and delivered hereunder will constitute, the legally valid and binding obligation of the Manager enforceable against the Manager in accordance with its terms.

(iii) The execution, delivery and performance of this Agreement and the documents or instruments required hereunder will not violate any provision of any existing law or regulation binding on the Manager, or any order, judgment, award or decree of any court, arbitrator or governmental authority binding on the Manager, or the Governing Instruments of, or any securities issued by the Manager or of any mortgage, indenture, lease, contract or other agreement, instrument or undertaking to which the Manager is a party or by which the Manager or any of its assets may be bound, the violation of which would have a material adverse effect on the business operations, assets or financial condition of the Manager and its Subsidiaries taken as a whole, and will not result in, or require, the creation or imposition of any lien or any of its property, assets or revenues pursuant to the provisions of any such mortgage, indenture, lease, contract or other agreement, instrument or undertaking.

Section 17. Miscellaneous. (a) Notices. All notices, requests and demands to or upon the respective parties hereto to be effective shall be in writing (including by telecopy), and, unless otherwise expressly provided herein, shall be deemed to have been duly given or made when delivered, or three Business Days after being deposited in the mail, postage prepaid, or, in the case of telecopy notice, when received, addressed as follows (or to such other address as may be hereafter notified by the respective parties hereto):

The Company:	JER Investors Trust Inc. 1650 Tysons Boulevard, Suite 1600 McLean, Virginia 22102 Attention: President Fax:

with a copy to:	Skadden, Arps, Slate, Meagher & Flom LLP 4 Times Square New York, New York 10036 Attention: David J. Goldschmidt, Esq. Fax: (212) 735-2000

The Manager:	JER Commercial Debt Advisors LLC 1650 Tysons Boulevard, Suite 1600 McLean, Virginia 22102 Attention: Chairman and Chief Executive Officer Fax:

with a copy to:	Skadden, Arps, Slate, Meagher & Flom LLP 4 Times Square New York, New York 10036 Attention: David J. Goldschmidt, Esq. Fax: (212) 735-2000

(b) Binding Nature of Agreement; Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective heirs, personal representatives, successors and assigns as provided herein.

(c) Integration. This Agreement contains the entire agreement and understanding among the parties hereto with respect to the subject matter hereof, and supersedes all prior and contemporaneous agreements, understandings, inducements and conditions, express or implied, oral or written, of any nature whatsoever with respect to the subject matter hereof. The express terms hereof control and supersede any course of performance and/or usage of the trade inconsistent with any of the terms hereof.

(d) Amendments. This Agreement, nor any terms hereof, may not be amended, supplemented or modified except in an instrument in writing executed by the parties hereto.

(e) GOVERNING LAW. THIS AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES UNDER THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.

(f) Survival of Representations and Warranties. All representations and warranties made hereunder, and in any document, certificate or statement delivered pursuant hereto or in connection herewith shall survive the execution and delivery of this Agreement.

(g) No Waiver; Cumulative Remedies. No failure to exercise and no delay in exercising, on the part of a party hereto, any right, remedy, power or privilege hereunder shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. The rights, remedies, powers and privileges herein provided are cumulative and not exclusive of any rights, remedies, powers and privileges provided by law.

(h) Costs and Expenses. Each party hereto shall bear its own costs and expenses (including the fees and disbursements of counsel and accountants) incurred in connection with the negotiations and preparation of and the closing under this Agreement, and all matter incident thereto.

(i) Section Headings. The section and subsection headings in this Agreement are for convenience in reference only and shall not deemed to alter or affect the interpretation of any provisions hereof.

(j) Counterparts. This Agreement may be executed by the parties to this Agreement on any number of separate counterparts (including by telecopy), and all of said counterparts taken together shall be deemed to constitute one and the same instrument.

(k) Severability. Any provision of this Agreement which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

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IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

JER INVESTORS TRUST INC.

By:	/s/ Tae-Sik Yoon
	Name:	Tae-Sik Yoon
	Title:	Executive Vice President

JER COMMERCIAL DEBT ADVISORS LLC

By:	/s/ Daniel T. Ward
	Name:	Daniel T. Ward
	Title:	Senior Managing Director

Exhibit A

[Guidelines]

Exhibit B

[JER Conflicts policy]